Exhibit 5.01

[LETTERHEAD OF RAINEY, ROSS, RICE & BINNS, P.L.L.C.]

June 5, 2008

Oklahoma Gas and Electric Company

321 N. Harvey

Oklahoma City, Oklahoma 73101

Re:	$700,000,000 Principal Amount of Securities

Ladies and Gentlemen:

We have examined the Form S-3 Registration Statement (the “Registration Statement”), of Oklahoma Gas and Electric Company (the “Company”), to which this opinion is an exhibit, for the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate principal amount of $700,000,000 of senior notes (“Securities”) to be issued under the Indenture, dated as of October 1, 1995, as heretofore supplemented and amended by supplemental indentures and a new supplemental indenture for each series of Securities, all from the Company to UMB Bank N.A., as successor trustee (such Indenture, as supplemented and as to be supplemented, is herein referred to as the “Indenture”). We have examined all records, instruments, and documents which we have deemed necessary for the purposes of this opinion, including the Registration Statement.

Based upon the foregoing and upon our general familiarity with the property and affairs of the Company, we are of the opinion that:

1.         The Company is a validly organized and legally existing corporation, in good standing under the laws of the State of Oklahoma and is authorized to conduct and operate its business as a public utility in the State of Oklahoma.

2.         The Indenture, other than any new supplemental indenture for a series of Securities, is a valid, legal and binding instrument of the Company.

3.         When, as and if the Registration Statement becomes effective pursuant to the provisions of the Act and the Oklahoma Corporation Commission has authorized the issuance and sale of the Securities and, when, as and if the Securities and one or more new supplemental indentures relating thereto have been duly executed and delivered by the Company and authenticated and delivered by the Trustee, and the consideration for the Securities duly received by the Company, all in the manner contemplated by the Registration Statement, the Securities will be legally issued and binding obligations of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to us with respect to this opinion under the caption “Legal Opinions” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

RAINEY, ROSS, RICE & BINNS, P.L.L.C.

By:	/s/ Roberta B. Fields
Roberta B. Fields